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                                                                      Exhibit 11


6225 Smith Avenue
Baltimore, Maryland  21209-3600
www.piperrudnick.com

PHONE  (410) 580-3000
FAX    (410) 580-3001




                                                            January 30,2001




PRUDENTIAL GOVERNMENT INCOME FUND, INC.
Gateway Center Three
100 Mulberry Street
Newark, New Jersey  07102

         Re:      Registration Statement on Form N-14
                  -----------------------------------

Ladies and Gentlemen:

         We have acted as special Maryland counsel to Prudential Government Income Fund, Inc., a Maryland corporation (the "Acquiring Fund"), in connection with the proposed acquisition by the Acquiring Fund of the assets, subject to the liabilities, of the Short-Intermediate Term Series (the "Acquired Fund"), a series of Prudential Government Securities Trust, a Massachusetts business trust whereby each whole and fractional share of Class A shares of the Series will be exchanged for Class A shares of the Acquiring Fund and each whole and fractional share of Class Z shares of the Series will be exchanged for Class Z shares of the Acquiring Fund (collectively, the "Acquiring Fund Shares"), par value $.01 per share, pursuant to an Agreement and Plan of Reorganization by and between the Acquiring Fund and Prudential Government Securities Trust, on behalf of the Acquired Fund (the "Agreement"). This opinion is furnished in connection with the Acquiring Fund's registration statement on Form N-14 (the "Registration Statement") relating to the Acquiring Fund Shares, which will be issued to each Series.

         In our capacity as special Maryland counsel, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

         (a)    The Charter of the Acquiring Fund certified by the Maryland
                State Department of Assessments and Taxation (the "MSDAT").
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                                         PRUDENTIAL GOVERNMENT INCOME FUND, INC.
                                                                 January 30,2001
                                                                          Page 2

         (b)    The By-Laws of the Acquiring Fund.

         (c) The Prospectus/Proxy Statement contained in the Acquiring Fund's Registration Statement.

         (d)    The Agreement.

         (e) Resolutions of the Board of Directors of the Acquiring Fund relating to the authorization of (i) the issuance of the Acquiring Fund Shares; (ii) the Registration Statement and the transactions contemplated thereby; and (iii) the Agreement and the transactions contemplated thereby.

         (f) A short-form Good Standing Certificate for the Acquiring Fund, dated a recent date, issued by the MSDAT.

         (g) A Certificate of the Secretary of the Acquiring Fund, dated as of the date hereof, as to certain factual matters (the "Certificate").

         (h) Such other documents as we have considered necessary to the rendering of the opinions expressed below.

         In such examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and the accuracy and completeness of all public records reviewed by us. In making our examination of documents executed by parties other than the Acquiring Fund, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and the valid execution and delivery by such parties of such documents and the validity, binding effect, and enforceability thereof with respect to such parties. As to factual matters, we have relied on the Certificate and have not independently verified the matters stated therein. Nothing has come to our attention that leads us to believe that any factual representation made in the Certificate is not correct.

         Based upon the foregoing, having regard for such legal considerations as we deem relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you that:

         1. The Acquiring Fund has been duly incorporated and is validly existing and in good standing under the laws of the State of Maryland.

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                                         PRUDENTIAL GOVERNMENT INCOME FUND, INC.
                                                                 January 30,2001
                                                                          Page 3

         2. The Acquiring Fund Shares to be issued as contemplated in the Agreement and pursuant to the Registration Statement have been duly authorized, and, subject to the receipt by the Acquiring Fund of consideration equal to the net asset value thereof, when issued pursuant to the Agreement and in the manner referred to in the Registration Statement, will constitute validly issued, fully paid and nonassessable shares, under the laws of the State of Maryland.

         In addition to the qualifications set forth above, this opinion is subject to the qualification that we express no opinion as to the laws of any jurisdiction other than the State of Maryland. This opinion is limited to the laws, exclusive of the securities or "blue sky" laws and the principles of conflict of laws, of the State of Maryland as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion. To the extent that any documents referred to herein are governed by the law of a jurisdiction other than Maryland, we have assumed that the laws of such jurisdiction are the same as the laws of the State of Maryland.

         We hereby consent to the filing of this opinion with the Commission as
Exhibit 11 to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.



                                          Very truly yours,
                                          /s/ Piper Marbury Rudnick & Wolfe LLP
                                          Piper Marbury Rudnick & Wolfe LLP